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                    July 1, 2021

       Everett M. Dickson
       Chief Executive Officer
       Aureus, Inc.
       One Glenlake Parkway #650
       Atlanta, GA 30328

                                                        Re: Aureus, Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 10-12G
                                                            Filed June 24, 2021
                                                            File No. 000-55398

       Dear Mr. Dickson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Philip Magri